[Letterhead: Goodwin, Procter & Hoar]

                             GOODWIN, PROCTER & HOAR
                A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881

                                 April 19, 1994      TELEPHONE (617) 570-1000
                                                     TELECOPIER (617) 523-1231
                                                     TELEX 94-0640
                                                     CABLE - GOODPROCT.BOSTON

MetLife - State Street Financial Trust
One Financial Center
Boston, MA 02111-2690

Gentlemen:

         As counsel to MetLife - State Street Financial Trust, a voluntary association of the type commonly known as a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), we have been asked to render our opinion in connection with the proposed issuance by the Trust of shares of beneficial interest of MetLife - State Street Research Strategic
Portfolios: Conservative and MetLife - State Street Research Strategic
Portfolios: Aggressive (the "Funds"), which are series of the Trust which have been established and designated pursuant to Section 4.2 of Article IV of the Trust's Master Trust Agreement dated January 25, 1994, as amended, all as more fully described in the Prospectus and Statement of Additional Information contained in Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A to be filed by the Trust (as amended, the "Registration Statement").

         We wish to advise you that we have examined such documents and questions of law we have deemed necessary for purposes of this opinion. Based upon the foregoing, we are of the opinion that:

         1. The Trust has been duly organized and is validly existing pursuant to the laws of the Commonwealth of Massachusetts; and

         2. The shares of beneficial interest of the Funds which are described in the foregoing Registration Statement will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be legally issued, fully paid and non-assessable by the Trust.

         We consent to being named in the Prospectus and Statement of Additional Information and to a copy of this opinion being filed as an exhibit to the foregoing Registration Statement. We also consent to the incorporation by reference of our opinion with respect to the legality of the shares of the Trust representing interests in the MetLife - State Street Research Strategic
Portfolios: Moderate (formerly, MetLife - State Street Research Balanced Fund), which opinion was filed with Post-Effective Amendment No. 9 to the foregoing Registration Statement.

                                                Very truly yours,


                                                /s/ Goodwin, Procter & Hoar